Exhibit 99.1

UAW-Chrysler Group National Labor Agreement Ratified by Members

•	New four-year labor agreement continues Company’s forward progress
•	Chrysler Group to increase investments in U.S. facilities to $4.5 billion
•	Company looks to add as many as 2,100 employees
•	Hourly employees to share in prosperity when achieved

AUBURN HILLS, Mich. – Chrysler Group LLC confirmed today that a new national labor agreement, covering 26,000 employees, has been ratified by the UAW-represented workforce in the U.S.

Through the term of the new agreement, Chrysler Group confirms plans to invest an additional $1.3 billion to retool and upgrade plants for the production of new products, bringing the Company’s total U.S. investment to $4.5 billion. Additionally, Chrysler Group may add up to 2,100 new jobs in addition to the more than 2,500 jobs previously added.

“No one involved in the bargaining process leading to this agreement could forget about our near death experience slightly more than two years ago and the second chance we were given by the American and Canadian taxpayers. The faith that was placed in us then has been fully repaid,” said Sergio Marchionne, Chrysler Group Chairman and CEO. “This agreement is a credit to our workforce and the UAW leadership. It recognizes the significant contributions they have made toward our continuing recovery. It rewards them for the current and potential future success of the Company while ensuring Chrysler Group will be able to remain competitive.”

The agreement recognizes hourly employees with a simpler and more transparent profit sharing plan that directly aligns with the Company’s performance. In addition, a new quality performance-based bonus is being implemented that will give employees an opportunity to benefit from improvements in the initial quality of Chrysler Group vehicles.

Because World Class Manufacturing (WCM) is a cornerstone of the Company’s transformation, the new agreement also rewards employees with an annual upside bonus if WCM metrics are achieved.

Since June 2009, Chrysler Group has announced investments of over $3.4 billion in its U.S. facilities and has made significant progress toward building a successful enterprise, including:

•	confirming a $165 million investment in its Sterling Heights Assembly Plant (Mich.) for the construction of a new body shop as well as equipment and conveyors;

•	investing $72 million in the Toledo Machining Plant (Ohio);

•

confirming a $114 million investment to repurpose about one-fifth or nearly 400,000-square feet of the Trenton North Engine Plant (Mich.) for the production of core components for the Pentastar engine produced at Trenton South;

•

investing nearly $1.3 billion into the Company’s existing transmission manufacturing facilities in Kokomo, Ind., to accommodate production of a new advanced front-wheel drive automatic transmission; increase capacity and support production of the World Engine and improve processes for the 62TE transmission program; and accommodate future production of a new highly fuel-efficient eight-speed automatic transmission;

•	investing $600 million in its Belvidere Assembly Plant (Ill.);

•	confirming a planned investment of $850 million in its Sterling Heights Assembly Plant and surrounding stamping facilities;

•	planning an investment of $150 million in its GEMA (Dundee, Mich.) facility;

•

announcing in December 2009 that it will invest $179 million to launch production of the 1.4-liter, 16-valve Fully Integrated Robotized Engine (FIRE) at the GEMA plant, creating more than 150 new Chrysler Group jobs;

•	adding a second shift of production – or nearly 1,100 jobs – at its Jefferson North Assembly Plant (Mich.) in May 2010;

•	adding nearly 900 jobs on a second shift at its Sterling Heights Assembly Plant in February 2011;

•	launching the all-new 2011 Jeep® Grand Cherokee in May 2010;

•	beginning production of the all-new Fiat 500, Dodge Durango, Chrysler 200 and Dodge Avenger in December 2010;

•	starting production of the 2011 Chrysler 300, Dodge Charger and Dodge Challenger in January 2011.

About Chrysler Group LLC

Chrysler Group LLC, formed in 2009 from a global strategic alliance with Fiat S.p.A., produces Chrysler, Jeep®, Dodge, Ram, SRT, Fiat and Mopar vehicles and products. With the resources, technology and worldwide distribution network required to compete on a global scale, the alliance builds on Chrysler Group’s culture of innovation, first established by Walter P. Chrysler in 1925, and Fiat’s complementary technology that dates back to its founding in 1899.

Headquartered in Auburn Hills, Mich., Chrysler Group’s product lineup features some of the world’s most recognizable vehicles, including the Chrysler 300, Jeep Wrangler, Dodge Challenger and Ram 1500. Fiat contributes world-class technology, platforms and powertrains for small- and medium-size cars, allowing Chrysler Group to offer an expanded product line including environmentally friendly vehicles.